Exhibit 99


                   National Lampoon Announces New Board Member



    LOS ANGELES--(BUSINESS WIRE)--Sept. 16, 2006--National Lampoon, Inc. (AMEX:NLN) today announced the appointment to the board of directors (the "Board") of the company of James Toll. Mr. Toll replaces Mr. Richard Irvine, who resigned on July 24, 2006.
    Mr. Toll received his Bachelor of Arts degree from the University of California, Berkeley with Distinction and Honors in his major and a Master of Business Administration (Finance and Accounting) from the University of Southern California.
    Mr. Toll has worked in the financial area for 26 years, including CBS Television Network in Los Angeles and Warner/Electra/Atlantic International (WEA International) Records in Burbank as a Senior Financial Analyst for three years.
    Mr. Toll joined Keller Entertainment Group as the CFO in l996 and was responsible for the corporate financial functions of the Company and management of $40 million for the production and distribution of domestic and international television series such as "Tarzan the Epic Adventure," "Conan the Adventurer," and "Acapulco Heat."
    Mr. Toll initially joined J2 Communications/National Lampoon in 1987 as Chief Financial Officer and continued in that position until 1993. He then re-joined the Company in August of 2001 as Chief Financial Officer and remained in the position until June, 2005.
    After leaving National Lampoon in 2005, Mr. Toll joined Resources Global Professionals, an international consulting firm that was spun off from Deloitte & Touche one of the big 5 accounting firms. Resources Global Professionals has over 70 offices worldwide in 2005 earned over $525 million in revenues. As a consultant with Resources Global Professionals, Mr. Toll has worked with such clients as the Steven Wise Temple and Amp'd Mobile on enhancing their accounting systems and their financial reporting.

    About National Lampoon:

    National Lampoon, Inc. (AMEX:NLN) is active in a broad array of entertainment segments, including feature films, television programming, interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. The National Lampoon College Network serves colleges and universities throughout the United States. National Lampoon reaches as many as 4.8 million students, or nearly one in four of all 18 to 24 year old college students in America today. In addition, the Company operates a humor website, www.nationallampoon.com, National Lampoon's TogaTV.com, a broadband distribution channel, and the National Lampoon Humor Network, an online network of humor and college lifestyle websites. The Company has four operating divisions: National Lampoon Network, Entertainment Division, Publishing Division, and Licensing Division.

    Forward-looking Statements

    This press release contains forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


    CONTACT: National Lampoon, Inc.
             Daniel Laikin, 310-474-5252